Exhibit 99.1

NIC Announces 2018 Financial Guidance and Authorization of Stock Buyback Program

OLATHE, Kan.--(BUSINESS WIRE)--March 8, 2018--NIC Inc. (Nasdaq: EGOV), the leading provider of digital government services, today announced financial guidance for fiscal year 2018. In addition, NIC announced its Board of Directors has authorized a plan to repurchase up to $25 million of the Company’s common stock.

Full-Year 2018 Outlook

For fiscal year 2018, NIC currently expects total revenues of $333.0-343.0 million, with portal revenues ranging from $310.0-319.0 million and software & services revenues ranging from $23.0-24.0 million. The Company currently anticipates earnings per share to range from 75-79 cents. Capital expenditures are currently expected to range from $6-7 million, and capitalized internal use software development costs to range from $3-4 million. The Company currently expects its effective tax rate, before any discrete items, to range from 24 to 25 percent in 2018. These tax-related estimates may differ from actual results due to change in interpretations of the Tax Cuts and Jobs Act of 2017 and assumptions made by the Company, as well as guidance that may be issued and actions the Company may take as a result of the Tax Act.

The Company’s guidance reflects the completion of its current Texas enterprise contract on August 31, 2018, and the commencement of the new Texas payment services contract on September 1, 2018.

“We currently expect steady same state transactional revenue growth in the mid- to upper-single digits, coupled with investments to grow and evolve our business,” said Steve Kovzan, NIC’s Chief Financial Officer. “This includes investments in our citizen-centric Gov2Go national platform, enterprise licensing, permitting and microservices platforms for use in Illinois and other states and our sales and marketing teams to drive new incremental business growth. While these investments will reduce our earnings in the short term, they set the stage for future growth and continued digital government industry leadership.”

The Company’s projections do not include revenues or costs from any unannounced contracts.

Authorization of Stock Buyback Program

The Company Board of Directors has authorized a stock buyback program to repurchase up to $25 million of the Company’s common stock. Share repurchases may be funded using NIC’s existing cash balance, future cash flows, or available line of credit. Future share repurchases may be made in the open market or in privately negotiated transactions as permitted by securities laws and other legal requirements. The number of shares purchased under the program and the timing of any purchases would be based on many factors, including the level of the Company’s available cash, general business conditions, and pricing. The stock buyback program does not obligate the Company to acquire a specific number of shares and may be suspended, modified, or terminated at any time. The Company may enter into Rule 10b5-1 trading plans from time to time under the program.

“I am pleased that our recurring cash flows and strong balance sheet allow us to continue investing in growing the business while returning capital to stockholders in the form of our quarterly cash dividend,” said Harry Herington, NIC’s Chief Executive Officer and Chairman of the Board. “In addition, our Board’s authorization of a stock buyback program provides us the flexibility to make opportunistic share repurchases when appropriate in the future.”

Conference Call and Webcast Details

On March 8, 2018, the Company will host a call to discuss the status of its business, as well as its 2018 financial guidance and to answer questions from the investment community. The call may also include a discussion of Company developments, and forward-looking and other material information about business and financial matters.

Dial-In Information

Thursday, March 8, 2018
4:30 p.m. (EST)
Conference ID:	4019200
Call bridge:	888-882-4478 (U.S. callers) or 1-323-794-2149 (international callers)
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer
Robert Knapp, Chief Operating Officer

Webcast Information

To sign in and listen: The Webcast system is available at http://www.egov.com/investor-relations.

A replay of NIC’s business update and 2018 financial guidance call will be available by visiting http://www.egov.com/investor-relations.

About NIC

NIC Inc. (Nasdaq: EGOV) is the nation’s premier provider of innovative digital government solutions and secure payment processing, which help make government interactions more accessible for everyone through technology. The family of NIC companies has developed a library of more than 13,000 digital government services for more than 6,000 federal, state, and local government agencies. Among these solutions is the ground-breaking personal assistant for government, Gov2Go, delivering citizens personalized reminders and a single access point for government interactions. More information is available at www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements included in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include statements regarding the Company’s potential financial performance for the 2018 fiscal year, estimates, projections, the expected length of contract terms, statements relating to the Company’s business plans, objectives and expected operating results, statements relating to possible future dividends and share repurchases, and the assumptions upon which those statements are based. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements, including regional or national business, political, economic, competitive, social and market conditions, including various termination rights of the Company and its partners, the ability of the Company to renew existing contracts, and to sign contracts with new states, and federal and local government agencies, as well as possible data security incidents. With respect to the Company’s effective tax rate for 2018, the estimate reflects the Company’s current reasonable estimate of the income tax effects of the recently enacted tax legislation; however, these are provisional amounts subject to adjustment during the one-year measurement period. You should not rely on any forward-looking statement as a prediction or guarantee about the future. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the sections titled “Risk Factors” and “Caution About Forward-Looking Statements” of the Company’s most recent Forms 10-K and 10-Q filed with the SEC. These filings are available at the SEC's web site at www.sec.gov. Any forward-looking statements made in this release speak only as of the date of this release. Except as required by applicable law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:
NIC Inc.
Angela Davied, 913-754-7054
adavied@egov.com